Exhibit 21.1

Aurora Diagnostics Holdings, LLC and its Subsidiaries and Affiliated Practices

Company	Jurisdiction of Organization
Aurora Diagnostics Financing, Inc.	DE

Aurora Diagnostics, LLC	DE

Aurora Georgia, LLC	GA

Aurora Greensboro LLC	NC

Aurora LMC, LLC	NV

Aurora Massachusetts, LLC	DE

Aurora Michigan, LLC	MI

Aurora New Hampshire, LLC	NH

Austin Pathology Associates	TX

Bernhardt Laboratories, Inc.	FL

Biopsy Diagnostics, LLC	SC

Biopsy Diagnostics Pathologists, LLC	SC

Consultants in Laboratory Medicine of Greater Toledo, Inc.	OH

C R Collections, LLC	AL

Cunningham Pathology, L.L.C.	DE

DermPath New England, LLC	MA

Greensboro Pathology, LLC	NC

Greensboro Pathology Services, PLLC	NC

Hallmark Pathology, P.C.	MA

Hardman Pathology ADX, LLC	GA

Hilbrich Dermatopathology Laboratory, PLLC (DISOLVED)	MI

Histology Supply and Reagent Company, Inc. (Merged into Western Pathology Consultants, Ltd.)	NV

Kent Pathologists, PLLC (DISOLVED)	MI

Kent Pathology Laboratory, PLLC (DISOLVED)	MI

Laboratory Medicine Consultants, Ltd.	NV

Laboratory of Dermatopathology ADX, LLC	NY

The LMC Revocable Trust, B.T.	NV

Mark & Kambour, LLC	FL

Mark & Kambour Holdings, Inc.	FL

Mark & Kambour, M.D., P.A.	FL

Mid-Atlantic Pathology Services, Inc.	VA

Nevada Histology, Inc. (Merged into Western Pathology Consultants, Ltd.)	NV

Pathology Laboratory, P.C.	MI

Pathology Solutions, LLC	NJ

Pinkus Dermatopathology Laboratory, P.C.	MI

Richard Bernert, PLLC	AZ

Seacoast Pathology, Inc.	NH

South Texas Dermatopathology Lab, PLLC	TX

Texas Pathology, LLC	TX

Twin Cities Dermatopathology, LLC	MN

Twin Cities Pathologists, PLLC	MN

Western Pathology Consultants, Ltd.	NV

West Georgia Pathology, LLC	GA

The WPC Revocable Trust, B.T.	NV